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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

         AGREEMENT, made this 20th day of November, 2002, by and between SCS Transportation, Inc., a Delaware corporation ("SCST"), and Herbert A. Trucksess, III (the "Executive").

                                   WITNESSETH


         WHEREAS, the Board of Directors of SCST has approved the employment of the Executive on the terms and conditions set forth in this Agreement; and

         WHEREAS, the Executive is willing, for the consideration provided, to enter into employment with SCST on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

         1. Employment. SCST hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

         2. Term. The term of this Agreement shall be for three years from the date hereof (the "Effective Date"), with said term renewing daily, and ending on the date of termination of the Executive's employment determined pursuant to Section 5, 6 or 7, whichever shall be applicable.

         3. Position and Duties. The Executive shall serve as President and Chief Executive Officer, and shall have such responsibilities and authority as commensurate with such offices and as may from time to time be prescribed by or pursuant to SCST's bylaws. The Executive shall devote substantially all of his working time and efforts to the business and affairs of SCST.



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         4.       Compensation. During the period of the Executive's employment,
                  SCST shall provide the Executive with the following compensation and other benefits:

                  (a) Base Salary. SCST shall pay to the Executive base salary at the rate of $450,000.00 per annum which shall be payable in accordance with the standard payroll practices of SCST. Such base salary rate shall be reviewed annually in accordance with SCST's normal policies beginning in calendar year 2003; provided, however, that at no time during the term of this Agreement shall the Executive's base salary be decreased from the rate then in effect.

                  (b) Annual Bonus. The Executive shall participate in a bonus program established and maintained by SCST. The criteria for establishment of the parameters for payments shall be determined annually by the Compensation Committee of the Board of Directors of SCST.

                  (c) Stock Options. The Compensation Committee of the Board of Directors of SCST shall determine the number of stock options, if any, to be granted to the Executive and the terms and conditions of any such options.

                  (d) Supplemental Retirement Benefit. SCST shall provide the Executive with a Supplemental Retirement Benefit following his termination of employment. The Supplemental Retirement Benefit shall be paid in monthly installments for life commencing on the first day of the month coincident with or next following the later of (a) the


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                           Executive's termination of employment or (b) the
                           Executive's attainment of age 65. The amount of the monthly Supplemental Retirement Benefit shall equal
                           (i) minus (ii) minus (iii) below, where.

                           (i) is [Total Credited Service multiplied by Final Average Earnings multiplied by 1-3/7% (.0142857)] less [Primary Social Security multiplied by Total Credited Service multiplied by 1-3/7% (.0142857)];

                           (ii) is the sum of (a) the monthly normal retirement benefit payable from the qualified Yellow Freight Office, Clerical, Sales and Supervisory Personnel Pension Plan, and (b) the monthly Supplemental Retirement Benefit payable under the Executive's Employment Agreement with Yellow Corporation; and

                           (iii) is the benefit payable at age 65 that is the Actuarial Equivalent of the portion of SCST's non-qualified Deferred Compensation Plan attributable to SCST contributions at date of termination.

                  (e) Adjustment for Early Retirement. The Executive may commence his Supplemental Retirement Benefit on or after age 55 so long as he has terminated employment. The Supplemental Retirement Benefit shall be actuarially reduced for early commencement on the Early Retirement Actuarial Equivalence Basis.



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                  (f)      Death Benefits.

                                    i. If at the time of the Executive's death,
                           the Supplemental Retirement Benefit payments had already commenced, the Supplemental Retirement Benefit shall continue to the Eligible Spouse (if any) for her life.

                                    ii. If at the time of the Executive's death,
                           the Supplemental Retirement Benefit had not yet commenced, the Supplemental Retirement Benefit shall be payable to the Eligible Spouse (if any) for her life, commencing on or after the first day of the month coincident with or next following the later of
                           (a) the date the Executive would have attained age 55 or (b) the date of the Executive's death. Death benefits under this paragraph (f)(ii) commencing prior to what would have been the Executive's 65th birthday shall be actuarially reduced for early commencement on the Early Retirement Actuarial Equivalence Basis.

                                    iii.If at the time of his death the
                           Executive has no Eligible Spouse, no further
                           Supplemental Retirement Benefit shall be payable following his death.

                  (g) Definitions. The following terms used in Sections 4(d) through (f) shall have the meanings assigned to such terms below:

                                    i. "Total Credited Service" means the sum of
                           (a), (b), and (c) below, where (a) is the Executive's actual years and months of service with Yellow and SCST, from June 1, 1994 through the date of termination; (b) is




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                           16 years; and (c) is 1/3 of [the sum of (a) and (b),
                           minus 1/2 of the sum of the Executive's projected credited service to age 65 and (b)].

                                    ii. "Final Average Earnings" means the
                           highest 5 complete consecutive years of base pay and incentive compensation during the last ten calendar years prior to the Executive's termination of employment. Incentive compensation will be included in the year in which it is paid and will only be included if it is part of an annual ongoing incentive program.

                                    iii."Primary Social Security" means the
                           annual amount payable at age 65 under the Social Security law in effect at retirement. If the Executive terminates employment prior to age 65, the Primary Social Security benefit is estimated assuming that the Social Security Law does not change and earnings are constant until age 65 at the level during the last full calendar year of employment.

                                    iv. "Actuarial Equivalent" is based on the
                           Applicable Mortality Table and Applicable Interest rate specified in IRC Section 417(e)(3)(A).

                                    v. "Early Retirement Actuarial Equivalence
                           Basis" is the same basis as specified in the Yellow Freight Office, Clerical, Sales and Supervisory Personnel Pension Plan.

                                    vi. "Eligible Spouse" means the spouse
                           married to the Executive on the date hereof.



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                  (h)      Other Benefits. In addition to the compensation and
                           benefits otherwise specified in this Agreement, the Executive (and, if provided for under the applicable plan or program, his spouse) shall be entitled to participate in, and to receive benefits under, SCST's employee benefit plans and programs that are or may be available to senior executives generally and on terms and conditions that are no less favorable than those generally applicable to other senior executives of SCST. At no time during the term of this Agreement shall the Executive's participation in or benefits received under such plans and programs be decreased.

                  (i) Expenses. The Executive shall be entitled to prompt reimbursement of all reasonable expenses incurred by him in performing services hereunder, provided he properly accounts therefore in accordance with SCST's policies.

                  (j) Office and Services Furnished. SCST shall furnish the Executive with office space, secretarial assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties hereunder.

         5.       Termination of Employment by SCST.


                  (a) Cause. SCST may terminate the Executive's employment for "Cause" if the Executive willfully engages in conduct which is materially and demonstrably injurious to SCST or willfully engages in an act or acts of dishonesty resulting in material personal gain to the Executive at the expense of SCST. SCST shall exercise its right to terminate the Executive's employment for



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                           Cause by (i) giving him written notice of termination
                           at least 30 days before the date of such termination specifying in reasonable detail the circumstances constituting such Cause; and (ii) delivering to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors after reasonable notice to the Executive and an opportunity for the Executive and his counsel to be heard before the Board of Directors, finding that the Executive has engaged in the conduct set forth in this subsection (a). In the event of such termination of the Executive's employment for Cause, the Executive shall be entitled to receive (i) his base salary pursuant to Section 4(a) and any other compensation and benefits to the extent actually earned pursuant to this Agreement or any benefit plan or program of SCST as of the date of such termination at the normal time for payment of such salary, compensation or benefits, but not including the Supplemental Retirement Benefits described in Sections 4(d) through 4(f), and (ii) any amounts owing under
                           Section 4(i). In addition, in the event of such termination of the Executive's employment for Cause, all outstanding options held by the Executive at the effective date of such termination which had not already been exercised shall be forfeited. Except as provided in Section 9, the Executive shall receive no other compensation or benefits from SCST.

                  (b) Disability. If the Executive incurs a Permanent and Total Disability, as defined below, SCST may terminate the Executive's employment by giving him written notice of termination at least 30 days before the date of such termination. In the event of such termination of the Executive's




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                           employment because of Permanent and Total Disability,
                           (i) the Executive shall be entitled to receive his base salary pursuant to Section 4(a) and any other compensation and benefits to the extent actually earned by the Executive pursuant to this Agreement or any benefit plan or program of SCST as of the date of such termination of employment at the normal time for payment of such salary, compensation or benefits, including specifically the Supplemental Retirement Benefits described in Sections 4(d) through 4(f) and any amounts owing under Section 4(i), and (ii) all outstanding stock options held by the Executive at the time of his termination of employment shall become immediately exercisable at that time, and the Executive shall have one year from the date of such termination of employment to exercise any or all of such outstanding options (but not beyond the term of such option). For purposes of this Agreement, the Executive shall be considered to have incurred a "Permanent and Total Disability" if he is unable to engage in any substantial gainful employment by reason of any materially determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The existence of such Permanent and Total Disability shall be evidenced by such medical certification as the Secretary of SCST shall require and shall be subject to the approval of the Compensation Committee of the Board of Directors of SCST.


                  (c) Without Cause. SCST may terminate the Executive's employment at any time and for any reason, other than for Cause or because of Permanent and




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                           Total Disability, by giving him a written notice of
                           termination to that effect at least 30 days before the date of termination. In the event of such termination of the Executive's employment without Cause, the Executive shall be entitled to the benefits described in Section 8.

         6.       Termination of Employment by the Executive.

                  (a) Good Reason. The Executive may terminate his employment for Good Reason by giving SCST a written notice of termination at least 30 days before the date of such termination specifying in reasonable detail the circumstances constituting such Good Reason. In the event of the Executive's termination of his employment for Good Reason, the Executive shall be entitled to the benefits described in
                           Section 8. For purposes of this Agreement, "Good Reason" shall mean (i) the failure of SCST in any material way either to pay or provide to the Executive the compensation and benefits that he is entitled to receive pursuant to this Agreement by the later of (A) 60 days after the applicable due date or
                           (B) 30 days after the Executive's written demand for payment, or (ii) the failure to maintain the titles, positions and duties of the Executive commensurate with those titles and positions and as required by this Agreement except with the Executive's written consent, or (iii) Executive's receipt of notice from SCST of the cut-off of the automatic renewal of the term of this Agreement as described in Section 2 above or (iv) a transfer of the Executive to a location which is more than 50 miles away from the location where the Executive is employed on the date hereof or any other location to which the Executive is transferred with his consent.



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                  (b)      Other. The Executive may terminate his employment at
                           any time and for any reason, other than pursuant to subsection (a) above, by giving SCST a written notice of termination to that effect at least 30 days before the date of termination. In the event of the Executive's termination of his employment pursuant to this subsection (b), the Executive shall be entitled to receive (i) his base salary pursuant to Section 4(a) and any other compensation and benefits to the extent actually earned by the Executive pursuant to this Agreement or any benefit plan or program of SCST as of the date of such termination at the normal time for payment of such salary, compensation or benefits, including specifically the Supplemental Retirement Benefits described in Sections 4(d) through 4(f), and
                           (ii) any amounts owing under Section 4(i). In the event of the Executive's termination of his employment pursuant to this subsection (b), all outstanding options held by the Executive not previously exercised by the date of termination shall be forfeited. Except as provided in Section 9, the Executive shall receive no other compensation or benefits from SCST.

         7. Termination of Employment By Death. In the event of the death of the Executive during the course of his employment hereunder, (i) the Executive's estate shall be entitled to receive his base salary pursuant to Section 4(a) and any other compensation and benefits to the extent actually earned by the Executive pursuant to this Agreement or any other benefit plan or program of SCST as of the date of



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                  such termination at the normal time for payment of such
                  salary, compensation or benefits, including specifically the Supplemental Retirement Benefits described in Section 4(f) and any amounts owing under Section 4(i) and (ii) all outstanding stock options held by the Executive at the time of his death shall become immediately exercisable upon his death, and the Executive's spouse or, if predeceased, the Executive's estate, shall have one year from the date of his death to exercise any or all of such outstanding options (but not beyond the term of such option).

         8. Benefits Upon Termination Without Cause or Good Reason. If the Executive's employment with SCST shall terminate (i) because of termination by SCST pursuant to Section 5(c) and not for Cause or because of Permanent and Total Disability, or (ii) because of termination by the Executive for Good Reason pursuant to Section 6(a), the Executive shall be entitled to the following:

                  (a) SCST shall pay to the Executive his base salary pursuant to Section 4(a) and, subject to the further provisions of this Section 8, any other compensation and benefits to the extent actually earned by the Executive under this Agreement or any benefit plan or program of SCST as of the date of such termination at the normal time for payment of such salary, compensation or benefits.

                  (b)      SCST shall pay the Executive any amounts owing under
                           Section 4(i).

                  (c) SCST shall pay to the Executive as a severance benefit an amount equal to three times his annual rate of base salary immediately preceding his



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                           termination of employment. Such severance benefit
                           shall be paid in a lump sum within 30 days after the date of such termination of employment.

                  (d) SCST shall pay to the Executive a pro rated target bonus based on the actual portion of the fiscal year elapsed prior to the termination of Executive's employment under SCST's target bonus plan for the fiscal year in which his termination of employment occurs as if the target had been exactly met. Such payment shall be made in a lump sum within 30 days after the date of such termination of employment, and the Executive shall have no right to any further bonuses under said program.

                  (e) The Executive shall become eligible for payment of the Supplement Retirement Benefits pursuant to Sections 4(d) through 4(f), and SCST's nonqualified defined contribution plans. Payment of benefits under such plans shall be made at the time and in the manner determined under the applicable plan.

                  (f) During the period of 36 months beginning on the date of the Executive's termination of employment, the Executive (and, if applicable under the applicable program, his spouse) shall remain covered by the employee benefit plans and programs that covered him immediately prior to his termination of employment as if he had remained in employment for such period; provided, however, that there shall be excluded for this purpose any plan or program providing payment for time not worked (including without limitation holiday, vacation, and long- and short-term disability). In the event that the Executive's participation in any such employee benefit plan





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                           or program is barred, SCST shall arrange to provide
                           the Executive with substantially similar benefits. Any medical insurance coverage for such three-year period pursuant to this subsection (f) shall become secondary upon the earlier of (i) the date on which the Executive begins to be covered by comparable medical coverage provided by a new employer, or (ii) the earliest date upon which the Executive becomes eligible for Medicare or a comparable Government insurance program.

                  (g) All outstanding stock options held by the Executive at the time of termination of his employment shall become fully exercisable upon such termination of employment and the Executive shall have three years from the date of such termination of employment to exercise any or all of such outstanding options (but not beyond the term of such option).

                  (h) If any payment or benefit received by or in respect of the Executive under this Agreement or any other plan, arrangement or agreement with SCST (determined without regard to any additional payments required under this subsection (h) and Exhibit A of this Agreement) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), SCST shall pay to the Executive with respect to such Payment at the time specified in Exhibit A an additional amount (the





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                           "Gross-up Payment") such that the net amount retained
                           by the Executive from the Payment and the Gross-up Payment, after reduction for any Excise Tax upon the payment and any federal, state and local income and employment tax and Excise Tax upon the Gross-up Payment, shall be equal to the Payment. The calculation and payment of the Gross-up Payment shall be subject to the provisions of Exhibit A.

         9. Entitlement To Other Benefits. Except as provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights to benefits that the Executive may have pursuant to any other plan or program of SCST.

         10. Termination or Resignation Following a Change of Control. In the event that Executive resigns his employment with SCST or suffers a "Termination" of such employment within two years after a "Change of Control" of SCST under the circumstances described and the definitions set forth in paragraphs 3 and 1
                  (e) of the Executive Severance Agreement entered into between Executive and SCST on September 28, 2002 (the "Executive Severance Agreement"), the provisions of which are hereby incorporated by reference, the Executive shall be entitled to the greater of each benefit described in Section 8 or each benefit provided for under the Executive Severance Agreement.

         11. Non-Competition, Non-Solicitation and Confidentiality. The Executive acknowledges that in the course of his employment with SCST he has become, and in the course of his employment with SCST he will continue to become, familiar with SCST's trade secrets and those of any person or entity controlling, controlled




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                  by or under common control with such person or entity,
                  including, without limitation, for SCST, each of Saia Motor Freight Line, Inc. and Jevic Transportation, Inc. (an "affiliate") and with other confidential information concerning SCST and its affiliates and that his services will be of special, unique and extraordinary value to SCST. Therefore, the Executive agrees that:

                           (a) so long as the Executive is employed by SCST or an affiliate of SCST and for a period of two years after the date the Executive ceases to be employed by SCST or an affiliate of SCST (the "Non-Compete Period"), the Executive shall not, and shall not allow any of his affiliates to, engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise), directly or indirectly in any endeavor, activity or business in (x) any country in the world where SCST or any of its affiliates is doing business during the term of such Non-Compete Period or (y) any state in the United States or any province in Canada, that engages, in whole or in part, in or that otherwise competes, in whole or in part, with the business of providing trucking transportation, including, but not limited to, offering regional, interregional or national less-than-truckload services or truckload services, freight brokerage, transportation logistics or any other business of SCST and its affiliates or any of them (collectively, the "Business") as conducted or as proposed to be conducted at any time during the term of the Executive's employment with SCST or any of its affiliates; provided that this paragraph shall not be construed to prohibit the ownership of less than 3% of the outstanding stock of any publicly-traded corporation.




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                           (b) The Executive agrees that so long as the
                           Executive is employed by SCST or an affiliate of SCST and for a period of two years after the date the Executive ceases to be employed by SCST or an affiliate of SCST (the "Non-Solicitation Period"), he shall not, and shall not permit any of his affiliates to, directly or indirectly,

                                    (i) contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber or otherwise) or actually hire any person employed by SCST or any of its affiliates during the Non-Solicitation Period, without the prior written consent of SCST, or otherwise induce any person or entity transacting business with SCST or any of its affiliates to terminate any relationship, association or arrangement with SCST or any of its affiliates, or to represent, distribute or sell services or products of SCST or its affiliates; or

                                    (ii) divert or attempt to divert from SCST or any of its affiliates any business with any customer or account the identity of which was learned by the Executive, as a result of his operation of the Business or employment with SCST or any of its affiliates.


         12. Confidentiality. The Executive shall treat and hold as confidential any information concerning the Business, SCST or any of its affiliates that is not already generally




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                  available to the public (the "Confidential Information"),
                  refrain from using any of the Confidential Information except in connection with his employment with SCST or any of its affiliates, and deliver promptly to SCST, at the request and option of SCST, all tangible embodiments (and all copies) of the Confidential Information which are in his possession or under his control. In the event that the Executive is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Executive shall notify SCST promptly of the request or requirement so that SCST may seek an appropriate protective order or waive compliance with the provisions of this Section
                  12. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Executive may disclose the Confidential Information to the tribunal; provided, that the Executive shall use his best efforts to obtain, at the request of and at the cost of SCST, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as SCST shall designate.

         13. Use of Information of Prior Employers. During the term of this Agreement, the Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of SCST or any of its affiliates any unpublished documents or any property belonging to any former employer or any other person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or person.



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         14.      Remedy for Breach. The Executive acknowledges and agrees that in the event of a breach by the Executive of any of the provisions of Sections 11, 12 or 13 monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, SCST and/or its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competentjurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

         15. Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 11, 12, 13 or 14 is invalid or unenforceable, each of the Executive and SCST agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and the terms provided herein shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         16. Acknowledgment. The Executive acknowledges and agrees that (i) the restrictions contained in Sections 11, 12, 13, 14 or 15 are reasonable in all respects (including, without limitation, with respect to subject matter, time period and geographical area)




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

                  and are necessary to protect SCST's interest in, and value of, the Business (including, without limitation, the goodwill inherent therein) and (ii) Executive is responsible for the creation of such value.

         17.      Arbitration.

                  (a) Arbitration of Disputes. Except as otherwise expressly provided herein, any dispute between the parties hereto arising out of, in connection with, or relating to this Agreement or the breach thereof shall be settled by arbitration in Kansas City, Missouri, in accordance with the rules then in effect of the American Arbitration Association ("AAA"). Arbitration shall be the exclusive remedy for any such dispute except only as to failure to abide by an arbitration award rendered hereunder. Regardless of whether or not both parties hereto participate in the arbitration proceeding, any arbitration award rendered hereunder shall be final and binding on each party hereto and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The party seeking arbitration shall notify the other party in writing and request the AAA to submit a list of 5 or 7 potential arbitrators. In the event the parties do not agree upon an arbitrator, each party shall, in turn, strike one arbitrator from the list, SCST having the first strike, until only one arbitrator remains, who shall arbitrate the dispute. The parties shall have the opportunity to conduct reasonable discovery as determined by the arbitrator, and the arbitration hearing shall be conducted within 30 to 60 days of the selection of an arbitrator or at the earliest date thereafter that the arbitrator is available or as otherwise set by the arbitrator.



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





                  (b) Indemnification. If arbitration occurs as provided for herein and the Executive is awarded more than SCST has asserted is due him or otherwise substantially prevails therein, SCST shall reimburse the Executive for his reasonable attorneys' fees, costs and disbursements incurred in such arbitration and hereby agrees to pay interest on any money award obtained by the Executive from the date payment should have been made until the date payment is made, calculated at the prime interest rate of Bank of America, N.A., Kansas City, Missouri in effect from time to time from the date that payment(s) to him should have been made under this Agreement. If the Executive enforces the arbitration award in court, SCST shall reimburse the Executive for his reasonable attorneys' fees, costs and disbursements incurred in such enforcement.

         18. Indemnification under Charter and Bylaws. SCST shall provide the Executive with rights to indemnification by SCST that are no less favorable to the Executive than those set forth in SCST's governing documents as in effect as of the Effective Date.

         19. Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and his estate and SCST and any successor of SCST, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.

         20. Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         21. Survival. The parties agree that the obligations contained in this Agreement which by their terms survive the expiration, termination or cancellation of this Agreement shall survive any expiration, termination or cancellation of this Agreement and continue to be enforceable.

         22. Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be deemed sufficiently given if delivered by hand or mailed by registered mail, return receipt requested, to his residence in the case of the Executive and to its principal executive offices in the case of SCST. Either party may by giving written notice to the other party in accordance with this
                  Section 22 change the address at which it is to receive notices hereunder.

         23. Controlling Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Missouri.

         24. Changes to Agreement. This Agreement may not be changed orally but only in a writing, signed by the party against whom enforcement is sought.

         25. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.


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

         IN WITNESS WHEREOF, the parties have executed this Agreement on the 20th of November, 2002.



EXECUTIVE                                            SCS TRANSPORTATION, INC.

/s/ Herbert A. Trucksess III                  By:    /s/ James J. Bellinghausen
----------------------------                         ---------------------------
Herbert A Trucksess III
                                                     ATTEST

                                              By:    /s/ G. Drown
                                                     ---------------------------




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


                                    EXHIBIT A

                                GROSS-UP PAYMENTS


         The following provisions shall be applicable with respect to the Gross-Up Payments described in Section 8 (h) of this Agreement.

         (a) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Payments received or to be received shall be treated as "parachute payments" within the meaning of Section 280G(b) (2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b) (1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of tax counsel selected by SCST, the Payments (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b) (4) (A) of the Code, or excess parachute payments (as determined after application of Section 280G(b) (4) (B) of the Code), and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by independent auditors selected by SCST in accordance with the principles of Sections 280G(d) (3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation to which such payment could be subject based upon the state and locality of the Executive's residence or employment, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In addition, for purposes of determining the amount of the Gross-Up Payment, SCST shall make a determination of the amount of any employment taxes required to be paid on the Gross-Up Payment. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payments the existence or amount of which cannot be determined at the time of the Gross-Up Payment), SCST shall make an additional gross-up payment in respect of such excess (plus any interest, penalties or additions payable with respect to such excess) at the time that the amount of such excess is finally determined. Notwithstanding the foregoing, SCST shall withhold from any payment due to the Executive the amount required by law to be so withheld under Federal, state or local wage or employment tax withholding requirements or otherwise (including without limitation Section 4999 of the Code), and shall pay over to the appropriate government authorities the amount so withheld.

         (b) The Gross-Up Payment with respect to a Payment shall be paid not later than the thirtieth day following the date of the Payment; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, SCST shall pay to the Executive on such date an estimate, as determined in good faith by SCST, of the amount of such payments and shall pay the remainder of such payments (together with interest at the Federal short-term rate provided in Section 1274(d) (1) (C) (i) of the Code) as soon as the amount thereof can be determined. At the time that payments are made under Section 8(h) and this

Exhibit A, SCST shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice SCST has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).


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